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                                                                    EXHIBIT 99.1

                 GOTO.COM ACQUIRES E-COMMERCE COMPANY, CADABRA
         GoTo.com expands its online marketplace through acquisition of shopping service engine

PASADENA, California, November 22, 1999 - GoTo.com (NASDAQ: GOTO), the company that pioneered an online marketplace introducing consumers and advertisers, today announced its intent to acquire Cadabra Inc., a leading Internet-based provider of comparison-shopping services. The $250 million deal, comprised of $8 million in cash and the balance in GoTo stock, is expected to be completed as early as January 2000.

GoTo.com will take advantage of Cadabra's powerful product search and comparison technology to take GoTo's online marketplace to the next level - online shopping. Integrating Cadabra's shopping guide will allow GoTo to introduce buyers looking for specific products, price points and features to a wide range of manufacturers and merchants. GoTo and its affiliates will offer an improved online marketplace by matching the right products, at the right price, right at the point of purchase decision. Cadabra's comparison shopping tool allows GoTo to further enhance its marketplace by facilitating more targeted, high-value introductions between consumers and advertisers/merchants.

San Mateo-based Cadabra has invented a flexible data normalization technology called Dynamic Data Integration (DDI), a parametric search engine that allows consumers to comparison-shop online using everyday shopping terminology and techniques. The technology is the result of years of research by the companies' founders, Narinder Singh and Donald Geddis. Cadabra's technology solves the difficult problem of integrating disparate databases, which enables accurate, relevant product comparisons on price, product and detailed product attributes.

"Cadabra is a logical evolution for our search marketplace. Together we will be able to provide a more comprehensive and more valuable matching of buyers and sellers within our targeted, pay-for-performance model," said Jeffrey Brewer, CEO of GoTo.com. "Our proven ability to introduce consumers and advertisers, combined with Cadabra's innovative technology, make this an ideal match of companies and technologies."

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GoTo.com / Page Two

"We are delighted to be joining GoTo.com, and to be able to leverage their marketplace success to bring Cadabra's comparison shopping engine to a much wider audience," said Narinder Singh, CEO, Cadabra Inc. "Thousands of merchants and millions of web shoppers will benefit from the inclusion of Cadabra's technology in the GoTo.com marketplace."

The acquisition of Cadabra will bring consumers closer to their purchase decision by enabling online shopping comparisons, thereby enhancing the value of GoTo.com's marketplace to consumers, advertisers and affiliates.

  . Consumers will be able to comparison-shop, educate themselves on product features and then find the Web sites that offer the product a consumer wants, with specified features and price points. For example, if a consumer is looking for a CD player with a 5-disc changer and randomizing capabilities, for under $250, GoTo will be able to point to the manufacturer's products that match those criteria and then to merchant sites which sell such items.

  . Advertisers will have the ability to target products and services to highly qualified buyers. For example, a merchant that sells a CD player that matches the above description will be able to bid for priority placement in that category.

  . Affiliates will be able to offer their users the ability to search for products in categories relevant to their sites. For example, affiliate sites whose content focuses on music can elect to offer product searches on music-related categories, such as CDs and stereos.

About GoTo.com

GoTo.com (NASDAQ: GOTO) operates an online marketplace that introduces consumers and advertisers. Consumers conduct searches using the GoTo.com search service at its Web site and at approximately 120,000 locations across the Internet where GoTo.com can be accessed through its Search Syndication Network (TM). Advertisers bid in an ongoing auction for priority placement in the search results with the highest bidder's site appearing first in the results. Each advertiser pays GoTo.com the amount of its bid whenever a consumer clicks on an advertiser's listing in the search results. This dynamic, together with GoTo.com's streamlined search method, improves a consumer's ability to quickly and easily find relevant Web sites providing information, products and services. Moreover, GoTo.com ranked ahead of Yahoo!, Excite, Lycos and the Go Network in the category "frequency of finding information sought every time" in an independent online consumer survey recently conducted in the summer of 1999 by NPD Online Research. GoTo.com ended the third quarter of 1999 having made more than 54,000,000 introductions between consumers and advertisers, and had more than 16,000 advertisers in its marketplace. GoTo.com is located in Pasadena, California and can be found online at http://www.goto.com.
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GoTo.com / Page Three

About Cadabra
Headquartered in San Mateo, California, Cadabra Inc. is the only e-commerce comparison-shopping site to employ Dynamic Data Integration (DDI), allowing e-customers to comparison-shop online using everyday shopping terminology and techniques. DDI is the result of years of research into automatic integration of heterogeneous information systems (data integration technology). Cadabra's technology takes different data from multiple locations, platforms, formats and sources and unifies it into a common, usable style. Cadabra was started through funding from the U.S. Department of Commerce (NIST), Network Associates, Inc. (NASDAQ: NETA) and Knight Ridder Ventures (NYSE: KRI). The service is free and can be found at www.cadabra.com, and is syndicated through leading web properties.


          Certain statements in this news release constitute "forward-looking statements." These forward-looking statements are inherently uncertain. Actual results may differ materially from these forward-looking statements due to risks such as: the risk that GoTo.com will not realize value from the acquisition and the risk that GoTo.com will not be able to integrate Cadabra in an efficient and timely manner. For a discussion of some of the other risks and factors that could affect GoTo.com's future results, see the discussion of "Risk Factors" in its Prospectus, dated June 18, 1999, its June 30, 1999 10Q, and its September 30, 1999 10Q.

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